Exhibit 99.1

Universal Guardian Appoints Former Senior Accenture Partner Michael D. Bozarth to its Board of Directors

          NEWPORT BEACH, Calif., June 7 /PRNewswire-FirstCall/ -- Universal Guardian Holdings, Inc. (OTC Bulletin Board: UGHO), a full service provider of non-lethal protection products and security services to protect against terrorist, criminal and security threats to governments and businesses worldwide, today announced that it has appointed Mr. Michael D. Bozarth as an independent member of its Board of Directors.  Mr. Bozarth’s appointment is part of Universal Guardian’s corporate governance program designed to bring aboard independent directors in compliance with NASDAQ National Market listing requirements as well as Sarbanes-Oxley.

          Mr. Bozarth, a Managing Partner in the Financial Services Industry Practice at Accenture said upon his appointment: “Universal Guardian is a fast moving company with innovation at its core.  They are providing a number of integrated technology solutions and new products for an industry that is at center stage both domestically and internationally.”  Mr. Bozarth continued. “I am particularly impressed with the new Cobra StunLight(TM) and the company’s dedication to a true non-lethal solution with numerous applications worldwide.”

          Mr. Bozarth has enjoyed a twenty-one year career at Accenture in strategy, planning and the implementation of large scale infrastructure programs and became a full equity partner in 1996. From 1998 to 1999 Mr. Bozarth was responsible for the largest payments network infrastructure program ever completed by Accenture. Mr. Bozarth also served as a Client Relationship Partner and Select Quality Review Partner at several key clients in North America and abroad.  His clients are both domestic and international including some of the largest retail banks, lenders, and credit card companies in the world.  From 2000 to 2002, he was responsible for Accenture’s largest consulting services engagement in their Financial Services Practice.  In 2003, Mr. Bozarth was admitted to the Global Leadership Council and awarded “Diamond Client Partner” status at Accenture.  The latter honor recognized his client relationships and business contributions to be among the top 15 partners out of 2,500 partners worldwide.  In 2003 to 2004, Mr. Bozarth was in charge of the Banking Industry Practice in North America.  In this role he was responsible for the strategy and go-to-market approach for this practice. From 2004 to 2005, Mr. Bozarth continued his leadership role at Accenture by focusing exclusively on managing deal teams that shaped and negotiated Accenture’s largest business contracts and acquisitions.

          Mr. Bozarth graduated from the University of Southern California in 1984 with a Bachelors of Science degree in Computer Science Engineering.  Mr. Bozarth actively represented Accenture in the American Banker Association and the Mortgage Banker Association of America.  He also serves on the Board of the University of Southern California Associates for the Marshall School of Business and MRE, Inc., a real estate development company.

          “Mr. Bozarth will provide a great resource to our Company when he assumes his directorship on the 1st of September.  Mr. Bozarth’s experience in the financial services industry, international business outsourcing and expertise in infrastructure development will provide Universal’s Board of Directors with an added dimension and provide valuable outside counsel as we roll-out our non-lethal products to international markets and expand the global reach of SecureRisks security products, services and systems,” stated Michael Skellern, Universal’s CEO. Mr Bozarth added: “I look forward to working with Mike Skellern and his executive team in making Universal Guardian the leading global provider of strategic security products and services.”

          Mr. Bozarth will be filling the vacancy on the Board created upon Michael J. Stannard’s May 26, 2005, resignation.  Mr. Stannard resigned from Universal’s Board of Directors as well as from his positions as Chief Operating Officer and Board member of Universal’s subsidiary, Secure Risks, Ltd., so that he can take up a position as a consultant.  Mr. Stannard will continue to utilize his experience to focus on special projects as a consultant for Secure Risks addressing the increased threats that governments, corporations and individuals face in the post 911 environment.

          About SecureRisks Limited
          SecureRisks, a wholly owned subsidiary of Universal Guardian Holdings, Inc., is a London based global security company providing practical risk solutions, tactical security and critical infrastructure protection in today’s most challenging environments from regional hubs located in London, Los Angeles, Zurich, Caracas, Dubai, Kabul, Cape Town, Islamabad, Singapore, Jakarta, and Hong Kong.  www.SecureRisks.com

          About Shield Defense International
          Shield Defense International (SDI), a wholly-owned subsidiary of Universal Guardian Holdings, Inc., designs and produces non-lethal weapons and systems that provide law enforcement, military, professional security and consumers with multiple use-of-force options to address appropriate threat conditions in today’s growing global security and terrorist environments. www.ShieldDefense.com

          About Universal Guardian Holdings, Inc.
          Universal Guardian Holdings, Inc. (UGHO) and its subsidiary companies provide a comprehensive range of security products, systems and services designed to protect against terrorist and security threats to corporate and government assets. From strategic and tactical security services, business risk solutions, interoperable security systems, to non-lethal defense products, UGHO companies cover a broad spectrum of security applications for government and industry from corporate operations on every continent. www.UniversalGuardian.com

          Safe Harbor Statement:
          This news release contains certain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations and results.  Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements.  Written words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements.  These statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including those detailed from time to time in Universal Guardian Holdings, Inc.’s reports filed with the Securities and Exchange Commission.  There can be no assurance that actual results will not differ materially from expectations.  These risks factors include potential customer interest in the sale and production of Cobra StunLight(TM) and Python Defender(TM) and their accessories.

          Further information is available on the Company’s website: www.UniversalGuardian.com

Investor Relations Contact:
Investor Relations
Universal Guardian Holdings, Inc.
4695 MacArthur Court., Suite 300
Newport Beach, CA USA 92626
+ 1 949. 861.8295 ext. 211

Company Contact:
Michael J. Skellern, Chief Executive Officer
Universal Guardian Holdings, Inc.
4695 MacArthur Court, Suite 300
Newport Beach, CA USA 92626
+ 1 949. 861.8295

SOURCE  Universal Guardian Holdings, Inc.
          -0-                                                            06/07/2005
          /CONTACT:  Investor Relations, ext. 211, or Michael J. Skellern, Chief Executive Officer, both of Universal Guardian Holdings, Inc., +1-949-861-8295/
          /Web site:  http://www.securerisks.com /
          /Web site:  http://www.ShieldDefense.com /
          /Web site:  http://www.universalguardian.com